Exhibit 10.1

GENERAL RELEASE OF CLAIMS AND TRANSITION AGREEMENT

This GENERAL RELEASE OF CLAIMS AND TRANSITION AGREEMENT (“Agreement”) is made and entered into by and between Calidi Biotherapeutics, Inc. (“Company”) and Allan Camaisa (“Executive”) (collectively referred to as the “Parties”) on the terms and conditions set forth below.

RECITALS

WHEREAS, Executive resigns from his employment relationship with the Company;

WHEREAS, The Company desires to provide certain consideration to Executive in exchange for the mutual promises and agreements contained herein, including Executive’s agreement to release all claims against the Company.

NOW THEREFORE, in consideration of and exchange for the promises, covenants, and releases contained herein, the Parties mutually agree as follows:

1. Effective Dates.

A.	Effective Date of Resignation. Executive’s separation from his Chief Executive Officer position with the Company and all employment positions that Executive holds with the Company’s subsidiaries shall be effective on April 21, 2025, (“Resignation Date”) and all of Executive’s duties cease at that time. Executive will continue to serve his term as a member of the Board of Directors.

B.	Effective Date of Agreement. This Agreement shall be effective as provided in the following acknowledgement:

C.	Acknowledgment of Rights and Waiver of Claims Under the Age Discrimination in Employment Act (“ADEA”). Executive acknowledges that Executive is knowingly and voluntarily waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act (“ADEA”). Executive also acknowledges that the consideration given for the waiver and release in the following paragraph is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing, as required by the Older Workers’ Benefit Protection Act, that: (i) Executive’s waiver and release does not apply to any rights or claims that may arise after the Effective Date (defined below) of this Agreement; (ii) Executive should consult with an attorney prior to executing this Agreement; (iii) Executive has at least twenty-one (21) days to consider this Agreement (although Executive may by her own choice execute this Agreement earlier); (iv) Executive has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (v) this Agreement shall not be effective until the date upon which the revocation period has expired (“Effective Date”). Executive may revoke this Release only by giving the Company formal, written notice of Executive’s revocation of this Release, to Chief Legal Officer, Wendy Pizarro at 4475 Executive Drive, Suite 200, San Diego, CA 92121, to be received by the Company by the close of business on the seventh (7th) day following Executive’s execution of this Release.

2. Separation Benefits. In further consideration for this Agreement, Executive shall be entitled to the following separation benefits, which exceed the benefits to which Executive would be entitled absent Executive’s agreement to the covenants, conditions, and terms set forth in this Agreement:

A.	Separation Payment.

Commencing on the first regular payroll date following the Effective Date of the Agreement and for a period of 12 months, the Company will pay Executive separation pay in the form of compensation continuation. The total amount of separation pay will be $500,000.00. The separation payments shall be made in equal installments pursuant to the Company’s regular and customary payroll schedule, less all regular and customary payroll withholdings. If the first or last payroll period is a partial period due to date of termination/resignation, payments in those pay periods will be pro-rated. At the Company’s sole discretion, may pay Executive in a lump sum separation payment.

B.	Benefits.

The Company shall pay Executive’s COBRA premiums for 12 months, if Executive timely elects COBRA coverage, commencing in May 2025. Executive acknowledges that commencing with the 13th month of COBRA coverage (May 2026), Executive shall be solely responsible for the payment of COBRA premiums. Executive agrees to notify Employer immediately upon obtaining alternative insurance coverage.

C.	Accelerated Vesting of Stock Options. Upon a Corporate Transaction (also known as a “change in control”) as defined in the Company’s 2023 Equity Incentive Plan, and conditioned upon Executive having been granted Stock Awards as part of the Executive’s Compensation, and notwithstanding any term of any Agreement (as defined in the Plan) between Executive and the Company to the contrary, 100% of Executive’s outstanding unvested Stock Awards shall become fully vested. For purposes of this Agreement, “Stock Awards” means all stock options, restricted stock and such other equity awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.

E.	Employment References. Executive agrees to direct all reference requests to the Company’s Human Resources Department. In response to any such inquiry, the Company shall make a reasonable effort to disclose no more than, (i) dates of Executive’s employment; and (ii) Executive’s last position held.

F.	Timing. Executive will not be entitled to the Separation Benefits provided herein until the occurrence of each of the following: (i) this Agreement is fully executed by the Parties hereto; and (ii) this Agreement becomes Effective as provided in paragraph 1B, above.

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3. Accrued Salary, Bonus and Paid Time Off. Within three (3) days of the Resignation Date, the Company will pay Executive all accrued salary, an Executive bonus in the amount of $80,000, and all accrued and unused Paid Time Off earned through the Resignation Date, subject to standard payroll deductions and withholdings. Executive will receive these payments regardless of whether Executive enters into this Agreement.

4. Acknowledgments. Executive agrees and acknowledges that the Separation Payment is not required by the Company’s policies and procedures or otherwise and hereby agrees that as of the Effective Date of this Agreement, Executive has timely received all wages and other compensation or remuneration of any kind due or owed from the Company, including but not limited to all wages, penalties, commissions, bonuses, advances, vacation pay, and any other incentive-based compensation as well as all non-economic and non-compensatory damages to which Executive is or may become entitled or eligible, and that the Company shall owe Executive nothing further once Executive receives the Separation Payment set forth in paragraph 2A, above. Employee agrees that California Labor Code section 206.5 is not applicable because there is a good faith dispute as to whether the Company owes Executive any wages. Section 206.5 provides, in pertinent part, as follows: “An employer shall not require the execution of a release of claim right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of those wages has been made.” Executive further acknowledges that Executive would not otherwise be entitled to the consideration set forth in this section were it not for the covenants, promises, and releases set forth hereunder.

5. Transition and Consulting Period. Beginning on the date Executive executes this Agreement and returns it to the Company (‘‘Transition Period”), Executive will provide services to the Company to assist with the transition as the Company may from time to time require of him. Executive will assume the title of “CEO Emeritus.” Executive will retain his Company email account provided he changes his signature line to the title of “Consultant / CEO Emeritus.” Executive will be reasonably available to assist the Company during regular business hours at the direction of the new CEO. This includes assisting the new CEO with transitioning any matters, providing assistance and advice relating to matters and procedures in which Executive was involved or which Executive managed or was responsible for while Executive was employed by the Company. So as not to interfere with the new CEO’s business development strategy, executive agrees not to reach out to any other prospective targets related to licenses, collaborations, partnerships or any other business transaction beyond Mexico and the Philippines, or anywhere else within the global pharmaceutical space without prior permission from the new CEO. Provided that Executive makes himself reasonably available and assists during the Transition Period as set forth above, the Company will pay Executive $10,000 per month (“Transition Pay”). If Executive does not comply with the above requirements during the Transition Period, Executive waives his right to the Transition Pay and the Company can forego making any future payments. In any case, the Company or the Executive may give the other party thirty (30) days’ written notice to discontinue the Transition Period for any reason at any time.

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In addition, if the Executive assists with closing any deals for raising capital, obtaining option fees, obtaining licensing fees, or obtaining purchase contracts in Mexico or the Philippines for current opportunities that Executive has developed, Executive is eligible to receive an incentive calculated as 3.0% of the gross profit from the deal(s) as set forth below. This incentive is based on any contracts finalized sixty (60) days after the later of the following: (a) six (6) months from the date that Executive signs and returns this Agreement to the Company; or (b) the end of the Transition Period. The 3.0% incentive will be calculated and paid based on revenues, capital, or monies actually received by the Company on or before December 31, 2026. No incentive will be earned or paid for revenues, capital, or monies that are received by the Company after that date. The incentive is not earned and will not be paid until after any revenues, capital, or monies are received by the Company.

6. Release by Executive. In consideration for the Separation Benefits referenced in Paragraph 2 of this Agreement, Executive as well as Executive’s heirs and assigns hereby irrevocably and unconditionally release, acquit and forever discharge the Company, all its subsidiaries, parents, predecessors, successors, affiliates, investors, members, professional employer organizations (PEO), staffing agencies, current and former employees, managing agents, servants, consultants, agents, directors, officers, shareholders, independent contractors, representatives, insurers and reinsurers and attorneys (and the current and former servants, agents, employees, directors, officers, shareholders, independent contractors, representatives, consultants, insurers, reinsurers and attorneys of any such subsidiaries, parents, predecessors, successors, or affiliates, PEO’s, or staffing agencies), and all persons acting by, through, under or in concert with any of them, and each of their respective heirs, successors, and assigns (hereinafter collectively referred to as “Releasees” or “Released Parties”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, filed or unfiled, in connection with Executive’s employment with the Company or in his role as a director or other position for any of the Company’s subsidiaries, and/or including but not limited to, employment claims, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort including defamation, or any legal restrictions on the Company’s right to hire, refusal to hire or terminate its employees, or any federal, state or other governmental statute, regulation or ordinance, including, without limitation: (1) the Civil Rights Act of 1964, as amended; (2) 42 U.S.C. § 1981; (3) the California Fair Employment and Housing Act (which Acts prohibit discrimination based upon race, religion, sex, sexual orientation, age, color, national origin, disability, medical condition and marital status); (4) Section 503 of the Rehabilitation Act of 1973; (5) The Fair Labor Standards Act (including Equal Pay Act); (6) the California and the United States Constitution; (7) The California Labor Code and the Private Attorney General Act pursuant to Labor Code Section 2699, et seq; (including any and all provisions authorizing Executive to seek civil penalties against the Company for wage-hour violations and/or relief under California Labor Code section 132(a)); (8) the California Business and Professions Code Section 17200, et. seq.; (9) the Employee Retirement Income Security Act, as amended; (10) the Family and Medical Leave Act; (11) the California Family Rights Act; (12) the Americans with Disabilities Act; (13) The California Pregnancy Discrimination Act; (14) the Worker Adjustment and Retraining Notification Act; (15) The National Labor Relations Act; (16) the Immigration Reform and Control Act; (17) the California Government Code; (18) The California Wage Orders; (19) the Age Discrimination in Employment Act of 1967, as amended; (20) the Genetic Information Nondiscrimination Act of 2008; (21) California’s Occupational Safety and Health Act, or the Federal equivalent and (22) Families First Coronavirus Relief Act and/or (23) any other provision of federal, California state, or local statutory or common law or regulation (including whistleblower claims, claims for personal injury, invasion of privacy, negligent hiring, retention or supervision, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, negligence, assault, battery, false imprisonment, retaliatory or wrongful discharge, and the like) (hereinafter collectively referred to as “Claim” or “Claims”), which Executive now has, owns or holds, or claims to have, own or hold, or which Executive at any time heretofore had, owned or held, or claimed to have, own or hold against any of the Releasees up to and including, as of the Effective Date of this Agreement as set forth in paragraph 1B above.

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Finally, by executing this Agreement, Executive hereby releases Executive’s individual PAGA claims and hereby waives Executive’s right to pursue non-individual representative PAGA claims including Executive’s right to represent the State in claiming civil penalties for Labor Code violations that Executive claims Executive experienced or that any other employee claims to have experienced. Executive recognizes that this Agreement waives Executive’s right to serve as a representative of the State in bringing a claim on behalf of the State, and that it precludes Executive from bringing any claim for civil penalties on behalf of the State arising out of or related to Executive’s application for employment, employment, or separation of employment with the Company.

Nothing in this Agreement shall be construed to prohibit Executive from filing a charge with or participating in any investigation or proceeding conducted by the EEOC, NLRB, SEC or a comparable state or local agency. Notwithstanding the foregoing, Executive agrees to waive Executive’s right to recover monetary damages or other relief in any charge, complaint, or lawsuit filed by Executive or by anyone else on Executive’s behalf.

7. Waiver of Section 1542. Executive hereby states that it is Executive’s intention in executing this Agreement that the same shall be effective as a bar to each and every claim, demand, cause of action, obligation, damage, liability, charge, attorney’s fees and costs herein above released. Executive hereby expressly waives and relinquishes all rights and benefits, if any, arising under the provisions of Section 1542 of the Civil Code of the State of California which provides:

“Section 1542. A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor or released party.”

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8. Non-Admission of Liability. The Parties agree that by entering into this Agreement, the Company does not admit, and specifically denies, any violation of local, state, and federal law, common or statutory, and that this Agreement is neither an indication nor admission of guilt or liability. The Parties agree that this Agreement has been entered into so as to fully, finally, and forever settle any disputes that may now or hereafter relate to or arise out of the employment relationship between the Parties.

9. Covenant to Return Company Property. Executive hereby represents and warrants that on or before the date of Executive’s termination/resignation, Executive will return to the Company property and copies thereof in Executive’s custody, including, but not limited to, company-issued keys, cell phone, the originals and copies of all business documents, computer software, print-outs, brochures, product information, personnel records, confidential proprietary management information, trade secrets and any other document related to the Company or its business.

10. Covenant Not to Sue. Except as described below, Executive agrees and covenants not to file any suit, charge, representative action, class action or complaint against Releasees in any court or administrative agency, with regard to any claim, demand, liability or obligation arising out of Executive’s employment with the Company or separation therefrom. Executive further represents that no claims, complaints, charges, or other proceedings are pending in any court, administrative agency, commission, or other forum relating directly or indirectly to Executive’s employment with the Company. Nothing in this Agreement shall be construed to prohibit Executive from filing a charge or assisting others in filing a charge with or participating in any investigation or proceeding conducted by the EEOC, the NLRB, the SEC, other U.S. government agencies, or a comparable state or local agency. Notwithstanding the foregoing, Executive agrees to waive Executive’s right to recover monetary damages in any charge, complaint, or lawsuit filed by Executive or by anyone else on Executive’s behalf.

11. Confidentiality of the Amount of Separation Benefits. Executive represents and agrees that Executive has and will keep the amount of the Separation Benefits under this Agreement completely confidential, and that Executive will not hereafter disclose any information concerning the amount of the Separation Benefits under this Agreement to anyone; provided, however, that Executive may make such disclosure to Executive’s immediate family members and professional representatives (e.g., attorneys, accountants, auditors, tax preparers). If any disclosures are made as provided in this paragraph, each individual shall first be informed of and agree to be bound by this confidentiality clause, or other such disclosures required by law to enforce this Agreement. Nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful. Further, nothing in this Agreement prevents or restricts Executive from enforcing his Section 7 rights under the National Labor Relations Act, participating in section 7 activity (including the right to communicate with former coworkers and/or third parties about terms and conditions of employment or labor disputes, unrelated to the amount of separation pay under this Agreement) or other otherwise cooperating with the National Labor Relation Board’s investigative process through investigation, testimony, or otherwise with an administrative agency or court. The parties believe this confidentiality provision is reasonable and intend to comply with it.

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12. Non-Disparagement. Executive and any other person or entity acting on Executive’s behalf agrees and promises that Executive will not undertake any harassing or disparaging conduct directed at the Company or its parents, subsidiaries, affiliates, current or former members, officers, directors and/or employee, and that Executive will refrain from making any negative, detracting, derogatory, and unfavorable statements about the Company or its parents, subsidiaries, affiliates, current or former members, officers, directors and/or employees. Nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful. This Section is not intended to prevent cooperation through investigation, testimony, or otherwise with an administrative agency or court. This Section is also not intended to prevent Executive from exercising any other rights protected by law, including the right to communicate with former coworkers and/or third parties about terms and conditions of employment or labor disputes, unrelated to the amount of separation pay under this Agreement, when the communication is not so disloyal, reckless, or maliciously untrue as to lose the protection of the law.

13. Liens or Assignments. Executive hereby agrees, represents and warrants that Executive shall have sole responsibility for the satisfaction of any and all liens or assignments in law, equity, or otherwise, against any of the matters released herein, and that Executive will fully satisfy all liens, if any, immediately upon receipt of the Separation Benefit referenced in Paragraph 2A of this Agreement. Executive further represents, agrees and warrants that Executive shall defend Releasees, hold Releasees harmless from, and indemnify Releasees from, any liabilities or costs which they may incur as a result of any liens of any nature and/or Executive’s failure to satisfy any liens.

14. Confidential Information / Trade Secrets. Executive acknowledges that, as part of Executive’s employment with the Company, Executive had access to confidential information and otherwise information of a nature not generally disclosed to the public, and Executive agrees to keep confidential and not disclose to anyone, the business, proprietary, and trade secret information in Executive’s possession, as well as any personal, confidential, or otherwise proprietary information regarding the Company’s employees, and/or the Company’s personnel practices and related matters. This obligation is understood to be in addition to, and not as any replacement for, any agreements Executive may have signed with the Company concerning confidentiality, trade secrets, non-disclosure, non-solicitation, and/or assignment of inventions or other intellectual property developments, which agreements will remain in full force and effect. Executive agrees that Executive will not take, copy, use or distribute in any form or manner the Company’s proprietary documents or information, including, but not limited to, research and development materials, information regarding client lists and client contact information, business partners, financial information, business and strategic plans, software programs and codes, access codes, and other similar materials or information. Notwithstanding any provisions in this agreement or the Company’s policy applicable to the unauthorized use or disclosure of trade secrets, Executive is hereby notified that, pursuant to the Defend Trade Secrets Act as contained in 18 U.S.C. § 1833, Executive cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law. Executive also may not be held so liable for such disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, individuals who file a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order provided the individual’s actions are consistent with 18 U.S.C. § 1833.

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15. Indemnification. Executive is entitled to indemnification pursuant to the indemnification agreement previously entered into with the Company, which obligations will survive the termination of Executives employment pursuant to the terms of the indemnification agreement.

16. Attorneys’ Fees and Costs. The Company agrees to reimburse Executive up to $10,000 for negotiating the terms of this Agreement. Aside from this reimbursement, the Parties agree that they will bear their own attorneys’ fees and costs incurred in connection with this Agreement.

17. Entire Agreement. This Agreement embodies the entire agreement of all the parties hereto who have executed it and supersedes any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied, between the parties to this Agreement with the exception of any arbitration agreements, and/or policies governing Executive’s employment signed by Executive during Executive’s employment or except the Company’s Employee Proprietary Information and Inventions Agreement or any other confidentiality, non-disclosure, trade secret, and/or assignment of inventions and other intellectual property provisions to which Executive’s employment was subject, which will remain in effect subsequent to the execution of this Agreement. The parties to this Agreement each acknowledge that no representations, inducements, promises, agreements or warranties, oral or otherwise, have been made by them, or anyone acting on their behalf, which are not embodied in this Agreement; that they have not executed this Agreement in reliance on any representation, inducement, promise, agreements, warranty, fact or circumstances, not expressly set forth in this Agreement; and that no representation, inducement, promise, agreement or warranty not contained in this Agreement including, but not limited to, any purported settlements, modifications, waivers or terminations of this Agreement, shall be valid or binding, unless executed in writing by all of the parties to this Agreement. This Agreement may be amended, and any provision herein waived, but only in writing, signed by the party against whom such an amendment or waiver is sought to be enforced.

18. Future Cooperation. Executive agrees to cooperate fully with the Company with respect to any investigations, legal proceedings, or other matters which arose during or may arise after Executive’s employment with the Company. Executive agrees to remain available to participate, and, if necessary, provide testimony in any such matters.

19. Binding Nature. This Agreement, and all the terms and provisions contained herein, shall bind the heirs, personal representatives, successors and assigns of each party, and inure to the benefit of each party, its agents, directors, officers, employees, servants, successors, and assigns.

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20. Construction/Partial Invalidity. This Agreement shall not be construed in favor of one party or against the other. Should any portion, word, clause, phrase, sentence, section, or paragraph of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected.

21. Waiver, Amendment and Modification of Agreement. The parties agree that no waiver, amendment or modification of any of the terms of this Agreement shall be effective unless in writing and signed by all parties affected by the waiver, amendment or modification. No waiver of any term, condition or default or any term of this Agreement shall be construed as a waiver of any other term, condition or default.

22. Governing Law. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

23. Compliance with Terms. The failure to insist upon compliance with any term, covenant or condition contained in this Agreement shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power contained in this Agreement at any one time or more times be deemed a waiver or relinquishment of any right or power at any other time or times.

24. Enforcement Costs. The Company and Executive agree that in the event litigation is initiated by either party to this Agreement to interpret or enforce this Agreement, the prevailing party will be entitled to recover legal costs and reasonable attorney’s fees incurred in connection with the litigation, in addition to any other relief granted. This Agreement shall be interpreted pursuant to California law.

25. Voluntary and Knowing. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto.

26. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

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27. Full and Knowing Waiver and Attorney Review Period. Executive acknowledges that this Agreement constitutes written notice from the Company that Executive has a right to consult an attorney regarding this Agreement, and that Executive has been provided with a reasonable time period of not less than twenty-one (21) days to do so. Executive acknowledges that Executive has fully discussed all aspects of this Agreement with an attorney to the extent Executive desires to do so. Executive acknowledges that Executive may sign this Agreement prior to the termination of the twenty-one (21) day period for reviewing this Agreement, and warrants that any signature prior to the end of this twenty-one (21) day period is knowing, voluntary, and has not been induced by the Company through fraud, misrepresentation, a threat by the Company to withdraw or alter the Agreement prior to the expiration of the reasonable time period, or by the Company providing different terms to other employees who sign a similar separation agreement prior to the expiration of such twenty-one (21) day time period.

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

Dated: ________________
Allan Camaisa, Executive

Dated: ________________		Calidi Biotherapeutics, Inc.

By:
Scott Leftwich

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